Exhibit 99.1

Sorrento Announces Retention of Glen Sato to Provide Strategic Support

SAN DIEGO, Feb. 2, 2015 /PRNewswire/ — Sorrento Therapeutics, Inc. (NASDAQ: SRNE; Sorrento), an oncology company developing new treatments for cancer and associated pain, announced today that Glen Sato, former Chief Financial Officer at PDL Biopharma, Inc. and Exelixis, Inc., and partner at Cooley LLC, has been retained to provide support for the ongoing strategic financial and legal initiatives in the business and operations of the Company.

“We are very pleased to have Glen assist us as we plan and execute on a number of strategic initiatives to move the Company forward, including several joint ventures and other partnerships, including NantWorks and Conkwest,” said Dr. Henry Ji, President & Chief Executive Officer. “We are very excited about our existing as well as future opportunities to advance our pipeline of oncology products, programs, and technologies. Glen’s vast biotech and biopharmaceutical industry experience as well as business acumen will enable us to more effectively to unlock the value of Sorrento’s assets.”

About Sorrento Therapeutics, Inc.

Sorrento is an oncology company developing new treatments for cancer and associated pain. Sorrento’s most advanced asset Cynviloq™, the next-generation nanoparticle paclitaxel, commenced its registrational trial in March 2014 and is being developed under the abbreviated 505(b)(2) regulatory pathway. Sorrento is also developing resiniferatoxin (RTX), a non-opiate TRPV1 agonist currently in a Phase 1/2 study at the NIH to treat terminal cancer patients suffering from intractable pain.

The company recently signed a definitive agreement with NantWorks to form a global joint venture – “The Immunotherapy Antibody JV” company – to focus on next generation cancer and autoimmune diseases immunotherapies. Sorrento also entered into a definitive agreement with Conkwest, Inc., a privately-held immuno-oncology company developing proprietary Neukoplast®, a Natural Killer (NK) cell-line based therapy, to jointly develop next generation CAR.TNK (Chimeric Antigen Receptor Tumor-attacking Neukoplast®) immunotherapies for the treatment of cancer. The CAR.TNK™ technology platform combines Conkwest’s proprietary Neukoplast cell line with Sorrento’s proprietary G-MAB® fully human antibody technology and CAR designs to further enhance the potency and targeting of Neukoplast. Both companies will jointly own and share development costs and revenues from any developed CAR.TNK cell line products.

The company has made significant advances in developing human monoclonal antibodies, complemented by a comprehensive and fully integrated antibody drug conjugates (ADC) platform that includes proprietary conjugation chemistries, linkers and toxic payloads. Sorrento’s strategy is to enable a multi-pronged approach to combating cancer with small molecules, mono- and bi-specific therapeutic antibodies, ADCs and adoptive cellular immunotherapy.

*Abraxane® (paclitaxel albumin-bound particles for injectable suspension) (albumin-bound), registered trademark of and marketed by Celgene Corp.

Cynviloq, G-MAB, CAR.TNK, Chimeric Antigen Receptor Tumor-attacking Neukoplast and TNK are trademarks owned by Sorrento Therapeutics, Inc.

Neukoplast, Neukopanel and NK-92 are trademarks owned by Conkwest, Inc.